Exhibit 99.1

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Tom Kaczynski
330-796-6704

FOR IMMEDIATE RELEASE

Goodyear Reports Record Second Quarter Earnings

•	Record second quarter segment operating income of $460 million

•	North America second quarter earnings of $208 million, record for any quarter

•	Europe, Middle East and Africa second quarter earnings more than double to $117 million

•	Second quarter tire volumes increase 3%, in line with full-year outlook

•	First half segment operating income of $833 million up 14% from last year

•	Company reaffirms 2014-2016 financial targets

AKRON, Ohio, July 30, 2014 – The Goodyear Tire & Rubber Company today reported record earnings for the second quarter of 2014.

“We delivered record second quarter results, driven by strong consumer replacement volumes in all of our regions where our new products are in demand,” said Richard J. Kramer, chairman and chief executive officer.

“Our performance in the first half, which was achieved through a balance of volume growth and cost reduction, gives us confidence that our strategy is working and we are on track to attain our 2014-2016 financial targets.”

Goodyear’s second quarter 2014 sales were $4.7 billion, compared to $4.9 billion a year ago. Tire unit volumes totaled 40.6 million for the second quarter of 2014, up 3 percent from 2013. Replacement tire shipments were up 6 percent with growth in all four regions. Original equipment unit volume was down 4 percent, primarily in Latin America.

The company reported record segment operating income of $460 million in the second quarter of 2014. This was up 7 percent from the year-ago quarter driven by significant improvement in Europe, Middle East and Africa, which more than offset softness in emerging markets. The North American business continued to perform at record levels with segment operating margin of more than 10 percent.

Goodyear’s record second quarter 2014 net income available to common shareholders was $213 million (76 cents per share). Excluding certain significant items, adjusted net income was $225 million (80 cents per share). Per share amounts are diluted.

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For the second quarter of 2013, net income available to common shareholders was $181 million (67 cents per share). Excluding certain significant items, adjusted net income was $209 million (76 cents per share). Per share amounts are diluted.

Year to date

Goodyear’s sales for the first six months of 2014 were $9.1 billion, down 6 percent from the 2013 period. Tire unit volumes totaled 80.6 million for the first half of 2014, up 2 percent from 2013. Replacement tire shipments were up 4 percent. Original equipment unit volume was down 3 percent.

The company’s first half segment operating income of $833 million was up 14 percent from last year and a record. Compared to the prior year, year-to-date segment operating income reflects volume and earnings growth in North America and Europe, Middle East and Africa, which offset lower earnings in emerging markets.

Goodyear’s year-to-date net income available to common shareholders of $155 million (58 cents per share) is down from $206 million (79 cents per share) in 2013’s first half. All per share amounts are diluted.

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income; Free Cash Flow from Operations; and Adjusted Net Income, reflecting the impact of certain significant items on the 2014 and 2013 quarters.

Business Segment Results

North America

	Second Quarter		Six Months
(in millions)	2014	2013	2014	2013
Tire Units	15.3	14.8	29.9	29.6
Sales	$2,044	$2,201	$3,923	$4,367
Segment Operating Income	208	204	364	331
Segment Operating Margin	10.2%	9.3%	9.3%	7.6%

North America’s second quarter 2014 sales decreased 7 percent from last year to $2 billion. Sales reflect a 3 percent increase in tire unit volume, offset by lower third party chemical sales and lower price/mix. Replacement tire shipments were up 6 percent. Original equipment unit volume was down 4 percent.

Second quarter 2014 segment operating income of $208 million was a 2 percent improvement over the prior year and a record for any quarter. The improvement was driven primarily by higher replacement tire volume.

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Europe, Middle East and Africa

	Second Quarter		Six Months
(in millions)	2014	2013	2014	2013
Tire Units	15.1	14.6	31.3	29.7
Sales	$1,580	$1,577	$3,256	$3,184
Segment Operating Income	117	51	227	82
Segment Operating Margin	7.4%	3.2%	7.0%	2.6%

Europe, Middle East and Africa’s second quarter sales increased $3 million from last year to $1.6 billion. Sales reflect a 3 percent increase in tire unit volume and favorable foreign currency translation, partially offset by unfavorable price/mix. Replacement tire shipments were up 4 percent. Original equipment unit volume was flat.

Second quarter 2014 segment operating income of $117 million was $66 million above the prior year primarily due to higher tire volume and cost reduction actions, including savings from the closure of a tire plant in Amiens, France.

Latin America

	Second Quarter		Six Months
(in millions)	2014	2013	2014	2013
Tire Units	4.4	4.5	8.4	9.0
Sales	$489	$531	$911	$1,044
Segment Operating Income	59	82	101	142
Segment Operating Margin	12.1%	15.4%	11.1%	13.6%

Latin America’s second quarter sales decreased 8 percent from last year to $489 million. Sales reflect a 2 percent decrease in tire unit volume and unfavorable foreign currency translation, partially offset by improved price/mix. Replacement tire shipments were up 13 percent. Original equipment unit volume was down 33 percent, primarily in Brazil.

Second quarter segment operating income of $59 million was down 28 percent from a year ago primarily due to the effects of continuing challenges in the operating environment in Venezuela, inflationary cost increases, lower original equipment volume and plant expansion costs in Brazil, partially offset by favorable price/mix.

Asia Pacific

	Second Quarter		Six Months
(in millions)	2014	2013	2014	2013
Tire Units	5.8	5.6	11.0	10.7
Sales	$543	$585	$1,035	$1,152
Segment Operating Income	76	91	141	175
Segment Operating Margin	14.0%	15.6%	13.6%	15.2%

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Asia Pacific’s second quarter sales decreased 7 percent from last year to $543 million. Sales reflect a 5 percent increase in tire unit volume, offset by unfavorable price/mix and unfavorable foreign currency translation. Replacement tire shipments were up 4 percent. Original equipment unit volume was up 6 percent.

Second quarter segment operating income of $76 million was down 17 percent from last year, driven by weak market demand for OTR tires and unfavorable foreign currency translation.

Outlook

The company reaffirmed its 2014-2016 financial targets, which include:

•	Segment Operating Income growth of between 10 percent and 15 percent per year,

•	Annual positive Free Cash Flow from Operations and,

•	An Adjusted Debt to EBITDAP ratio of 2.0x to 2.1x.

Additionally, the company continues to expect a 2 percent to 3 percent increase in unit volumes for 2014 over 2013.

Common Stock Dividend

The company paid a quarterly dividend of 5 cents per share of common stock on June 2, 2014. Directors have declared a quarterly dividend of 6 cents per share payable September 2, 2014 to shareholders of record on August 1, 2014.

Common Stock Share Repurchase

As a part of its previously announced $450 million share repurchase program, the company repurchased 1,150,000 shares of its common stock at an average price of $26.56 per share during the second quarter.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Laura K. Thompson, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either 800-895-1085 or 785-424-1055 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling 800-753-4606 or 402-220-2103. The replay will also remain available on the Web site.

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Goodyear is one of the world’s largest tire companies. It employs about 69,000 people and manufactures its products in 50 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2014	2013	2014	2013
NET SALES	$4,656	$4,894	$9,125	$9,747

Cost of Goods Sold	3,532	3,846	7,050	7,786
Selling, Administrative and General Expense	698	691	1,356	1,336
Rationalizations	24	13	65	20
Interest Expense	102	102	207	187
Other (Income) Expense	8	(14)	176	112

Income before Income Taxes	292	256	262	306
United States and Foreign Taxes	60	63	68	82

Net Income	232	193	194	224
Less: Minority Shareholders’ Net Income	19	5	32	3

Goodyear Net Income	213	188	162	221
Less: Preferred Stock Dividends	—	7	7	15

Goodyear Net Income Available to Common Shareholders	$213	$181	$155	$206

Goodyear Net Income Available to Common Shareholders- Per Share of Common Stock
Basic	$0.77	$0. 74	$0.59	$0. 84

Weighted Average Shares Outstanding	276	246	262	246

Diluted	$0.76	$0. 67	$0.58	$0. 79

Weighted Average Shares Outstanding	281	282	281	281

Cash Dividends Declared Per Common Share	$0.05	—	$0.10	—

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	June 30,	December 31,
	2014	2013
Assets:
Current Assets:
Cash and Cash Equivalents	$1,637	$2,996
Accounts Receivable, less Allowance - $98 ($99 in 2013)	2,841	2,435
Inventories:
Raw Materials	638	592
Work in Process	165	164
Finished Products	2,327	2,060

	3,130	2,816
Prepaid Expenses and Other Current Assets	430	397

Total Current Assets	8,038	8,644
Goodwill	663	668
Intangible Assets	137	138
Deferred Income Taxes	131	157
Other Assets	648	600
Property, Plant and Equipment less Accumulated Depreciation - $9,373 ($9,158 in 2013)	7,325	7,320

Total Assets	$16,942	$17,527

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,097	$3,097
Compensation and Benefits	763	758
Other Current Liabilities	1,080	1,083
Notes Payable and Overdrafts	7	14
Long Term Debt and Capital Leases due Within One Year	78	73

Total Current Liabilities	5,025	5,025
Long Term Debt and Capital Leases	6,677	6,162
Compensation and Benefits	1,369	2,673
Deferred and Other Noncurrent Income Taxes	255	256
Other Long Term Liabilities	934	966

Total Liabilities	14,260	15,082
Commitments and Contingent Liabilities
Minority Shareholders’ Equity	613	577

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares – none (10 million in 2013), liquidation preference $50 per share	—	500
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 275 million (248 million in 2013) after deducting 3 million treasury shares (3 million in 2013)	275	248
Capital Surplus	3,293	2,847
Retained Earnings	2,087	1,958
Accumulated Other Comprehensive Loss	(3,830)	(3,947)

Goodyear Shareholders’ Equity	1,825	1,606
Minority Shareholders’ Equity – Nonredeemable	244	262

Total Shareholders’ Equity	2,069	1,868

Total Liabilities and Shareholders’ Equity	$16,942	$17,527

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Six Months Ended
	June 30,
	2014	2013
Cash Flows from Operating Activities:
Net Income	$194	$224
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	371	357
Amortization and write-off of debt issuance costs	10	8
Net pension curtailments and settlements	39	—
Net rationalization charges	65	20
Rationalization payments	(119)	(43)
Net gains on asset sales	(3)	(3)
Pension contributions and direct payments	(1,257)	(993)
Net Venezuela currency remeasurement loss	157	115
Customer prepayments and government grants	4	29
Insurance proceeds	4	17
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts receivable	(376)	(391)
Inventories	(318)	22
Accounts payable - trade	86	148
Compensation and benefits	35	46
Other current liabilities	(26)	(38)
Other assets and liabilities	—	20

Total Cash Flows from Operating Activities	(1,134)	(462)
Cash Flows from Investing Activities:
Capital expenditures	(441)	(493)
Asset dispositions	5	7
Decrease (increase) in restricted cash	3	(8)
Short term securities acquired	(41)	(60)
Short term securities redeemed	46	48
Other transactions	7	4

Total Cash Flows from Investing Activities	(421)	(502)
Cash Flows from Financing Activities:
Short term debt and overdrafts incurred	18	29
Short term debt and overdrafts paid	(24)	(51)
Long term debt incurred	1,314	2,115
Long term debt paid	(823)	(639)
Common stock issued	31	5
Common stock repurchased	(65)	—
Common stock dividends paid	(26)	—
Preferred stock dividends paid	(15)	(15)
Transactions with minority interests in subsidiaries	(34)	(8)
Debt related costs and other transactions	—	(16)

Total Cash Flows from Financing Activities	376	1,420
Effect of exchange rate changes on cash and cash equivalents	(180)	(173)

Net Change in Cash and Cash Equivalents	(1,359)	283
Cash and Cash Equivalents at Beginning of the Period	2,996	2,281

Cash and Cash Equivalents at End of the Period	$1,637	$2,564

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Non-GAAP Financial Measures

This earnings release presents Total Segment Operating Income, Free Cash Flow from Operations, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS) on a historical basis and our targeted Total Segment Operating Income growth rate for 2014-2016 and our targeted ratio of Adjusted Debt to EBITDAP for 2016, which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as an alternative to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs) Segment Operating Income as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Free Cash Flow from Operations is the company’s Cash Flow from Operations as determined in accordance with U.S. GAAP before pension contributions and direct payments and rationalization payments, less capital expenditures. Management believes that Free Cash Flow from Operations is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration capital expenditures necessary to maintain its business and pursue growth opportunities.

Adjusted Net Income is Goodyear’s Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

Adjusted Debt is the sum of our total debt and our global pension liability, each as determined in accordance with U.S. GAAP, and EBITDAP, as adjusted, represents Net Income (the most directly comparable U.S. GAAP financial measure) before interest expense, income tax expense, depreciation and amortization expense, net periodic pension cost, rationalization charges and other (income) and expense. We refer to the ratio of Adjusted Debt to EBITDAP because we believe it is widely used by investors as a means of evaluating a company’s leverage.

We are unable to present a quantitative reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, because management cannot reliably predict all of the necessary components of those U.S. GAAP financial measures without unreasonable effort. These components could be significant to the calculation of those U.S. GAAP financial measures in the future.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income, Free Cash Flow from Operations, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP measures.

Total Segment Operating Income Reconciliation Table

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2014	2013	2014	2013
Segment Operating Income	$460	$428	$833	$730
Rationalizations	24	13	65	20
Interest Expense	102	102	207	187
Other (Income) Expense	8	(14)	176	112
Asset Write-offs and Accelerated Depreciation	2	5	3	10
Corporate Incentive Compensation Plans	19	35	46	45
Pension Curtailments/Settlements	—	—	33	—
Intercompany Profit Elimination	(4)	(3)	9	—
Retained Expenses of Divested Operations	3	6	7	10
Other	14	28	25	40

Income before Income Taxes	$292	$256	$262	$306

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Free Cash Flow from Operations Reconciliation Table

	Three Months
	Ended
	June 30,
(in millions)	2014	2013
Net Income	$232	$193
Depreciation and Amortization	188	180
Working Capital (1)	(18)	114
Pension Expense (2)	38	72
Other (3)	86	20
Capital Expenditures	(212)	(222)

Free Cash Flow from Operations (non-GAAP)	$314	$357
Capital Expenditures	212	222
Pension Contributions and Direct Payments	(34)	(85)
Rationalization Payments	(83)	(19)

Cash Flow from Operating Activities (GAAP)	$409	$475

Amounts are calculated from the consolidated Statements of Cash Flows except for pension expense, which is as reported in the Notes to Consolidated Financial Statements.

(1)	Working Capital represents total changes in accounts receivable, inventories and accounts payable – trade.
(2)	Pension expense is the net periodic pension cost (before curtailments, settlements and termination benefits) as reported in the pension-related note in the Notes to Consolidated Financial Statements.
(3)	Other includes amortization and write-off of debt issuance costs, net pension curtailments and settlements, net rationalization charges, net losses (gains) on asset sales, net Venezuela currency remeasurement loss, customer prepayments and government grants, insurance proceeds, compensation and benefits less pension expense, other current liabilities, and other assets and liabilities.

Adjusted Net Income Reflecting Certain Significant Items (after tax and minority interest)

		Per Share
Second Quarter 2014	In Millions	(Diluted)
Goodyear Net Income	$213	$0.76
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	19	0.07
Charges Relating to Labor Claims with Respect to a Previously Closed Facility in Europe	10	0.04
Net Gains on Asset Sales	(4)	(0.02)
Settlement of Indirect Tax Claims	(13)	(0.05)

	$12	$0.04

Adjusted Net Income (non-GAAP)	$225	$0.80

		Per Share
Second Quarter 2013	In Millions	(Diluted)
Goodyear Net Income	$188	$0.67
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	13	0.05
Discrete Tax Charges	7	0.03
Charges Relating to Labor Claims with Respect to a Previously Closed Facility in Europe	5	0.02
Net Gain on Asset Sales	(4)	(0.01)

	$21	$0.09

Adjusted Net Income (non-GAAP)	$209	$0.76

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